EXHIBIT 4
[LOGO]

December 12, 2007

3G Capital Partners Ltd.
800 Third Avenue, 31st Floor
New York New York  10022
Attention:  Alexandre Behring

            Re:  CSX Corporation (the "Company")

Gentlemen:

The purpose of this letter agreement is to confirm the agreement between The Children's Investment Fund Management (UK) LISP ("TCI Management") and 3G Capital Partners Ltd. ("3G Capital Partners" and, together with TCI Management, the "Parties") to coordinate certain of their efforts with respect to: (i) the purchase and sale of common stock of the Company and/or options, swaps or other derivative securities or instruments that constitute or may by their terms create beneficial ownership of the common stock of the Company ("Securities"); and (ii) the proposal of certain actions and/or transactions to the Company. This letter agreement extends to any and all investment funds, managed accounts and other investment vehicles managed or advised by TCI Management and 3G Capital Partners (individually a "Subject Fund", collectively the "Subject Funds"). Schedule I attached hereto sets forth all of the Securities held by the Subject Funds.

SALE OF SECURITIES. Without mutual consent, neither Party shall sell or otherwise dispose of any Securities or cause any Subject Fund to sell or otherwise dispose of any Securities during the Term, unless (i) such sale is required to be in compliance with the constitutive or offering document governing that Subject Fund, or (ii) the sale is to another Subject Fund. The intent of the foregoing is that the Parties will not reduce their economic interest in the Company without mutual consent.

OTHER COORDINATED ACTIVITIES. The following matters shall require the mutual agreement of the Patties: (i) whether to run a proxy contest (the "proxy contest") involving the Company and the selection and nomination of individuals to serve as directors of the Company for such proxy contest; (ii) the making, revising or withdrawing of any proposals to the Company regarding the conduct of its business, corporate governance matters, corporate transactions or otherwise;
(iii) the admission or withdrawal of any additional members to the group being formed hereby; and (iv) the conduct of any litigation or investigation to the extent the same relates to the group conduct of the Parties, provided, that in the case of this clause (iv), the conduct of any litigation or Investigation that would not materially affect one of the Parties shall not require the agreement of such Party, to the extent decisions regarding such conduct do not adversely affect the interests of such Party. If the Parties have agreed on a matter set forth in clause (i), (ii) or (iii) above, TCI Management will assume decision-making authority with respect to the execution of such matter, including without limitation with respect to (i) the conduct of any proxy contest involving the Company and (ii) the manner, form, content and timing of any communications with the Company as well as any public disclosures, public statements or other

---------------------------
The Children's Investment Fund Management (UK) is a limited liability partnership registered in England and Wales with registered number OC304797. A list of members' names is open to inspection at its registered office and principal place of business 7 Clifford Street, London, WIS 2WE, England. The Children's Investment Fund Management (UK) LLP is authorised and regulated by the Financial Services Authority.

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third party communications relating to the Company, the Securities, this letter agreement and the activities of the Parties pursuant hereto. In connection with all of the foregoing actions set forth in the immediately preceding sentence, TCI Management will give 3G Capital Partners reasonable advance notice and a reasonable period of consultation, it being understood that the particular circumstances may require prompt action. The Parties will jointly cooperate in the defense of any third party litigation or regulatory investigation with respect to the activities engaged in by them pursuant to this letter agreement. Each Party will make disclosures in Item 4 of any required Schedule 13D (or amendment thereto) that are consistent with such Party's rights and obligations under this letter agreement.

SHARED EXPENSES. Each Party will pay 50% of all reasonable expenses incurred by the Parties after the date hereof in furtherance of the activities engaged in by them pursuant to this letter agreement (including, if applicable, any third party litigation in respect thereof); provided, however, that (i) each Party will bear its own expenses relating to any regulatory filings not made on a joint basis by the Parties and (ii) TCI Management shall bear the fees and expenses of Schulte Roth & Zabel LLP, except that the Parties shall equally bear the fees and expenses of such firm to the extent related to the preparation, filing and clearance with the SEC of any proxy statement or other solicitation materials, and 3G Capital Partners shall bear the fees and expenses of Kirkland & Ellis LLP, except that the Parties shall equally bear the fees and expenses of such firm to the extent related to the preparation, filing and clearance with the SEC of any proxy statement or other solicitation materials. Each Party will promptly upon request reimburse the other Party for its respective portion of any such shared expenses paid or advanced by the other Party. Upon request, the Party seeking reimbursement hereunder will provide the other Party with reasonable documentation evidencing its expenses. Notwithstanding the foregoing, a Party will not be entitled to contribution for any expense or liability arising out of such Party's or its affiliates' fraud, willful misconduct, gross negligence, or activities or actions prior to the date hereof or any liability or expense relating specifically to such Party.

REGULATORY REPORTING. If any transaction entered into pursuant to this letter agreement gives rise to a requirement that a Party hereto and/or any of its affiliates file any schedule or report pursuant to the '34 Act or any other U.S. or non-U.S. governmental or regulatory requirement, such person(s) will make the required filings within the time period required. If any such schedule or report may be flied jointly by the Parties and/or their respective affiliates, the Parties will mutually determine whether a joint filing shall be made (provided that the foregoing is not intended to relate to the filing of solicitation material in any proxy contest, which shall be subject to the second and third sentences under "Other Coordinated Activities" above). TCI Management will prepare and timely file all such joint filings; provided that the content thereof relating to 3G Capital Partners or any of its affiliates shall be reasonably satisfactory to 3G Capital Partners, who will be given the opportunity to review and comment on each such filing a reasonable period of time before such filing is made. Each Party will cooperate with the other, including by providing all necessary information, in order to facilitate the timely and accurate filing of all joint and individual filings.

TERMINATION. This letter agreement will terminate at 11:59 p.m. (New York time) on the earlier of (i) the 12 month anniversary of the date hereof; (ii) the 10th day after the date that the next meeting of stockholders of the Company at which directors are elected, once held, is completed; (iii) in the event that the Parties have sought to but, as set forth in a written notice given by a


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Party to the other, failed to reach agreement on a decision requiring their mutual agreement under the terms of this letter agreement after good faith efforts to reach such agreement, upon the receipt of such notice; or (iv) upon receipt by a Party of a written notice from the other Party that such Party chooses to terminate based on a force majeure, which includes without limitation catastrophic accidents, acts of war or terrorism, civil or military disturbances, nuclear or natural catastrophes or acts of God. The provisions set forth herein regarding shared expenses and governing law will survive any termination hereof with respect to expenses incurred prior to the termination hereof. The period from the date hereof until termination in accordance with the preceding sentence is referred to as the "Term".

ACTIVITIES OF THE PARTIES. No Party shall be obligated to do or perform any act or thing in connection with the matters contemplated by this letter agreement not expressly set forth herein. No Party shall in any event be deemed to have any fiduciary or other duties to the other Party by virtue of this letter agreement except as expressly provided herein.

MISCELLANEOUS. The terms and provisions of this letter agreement may not be amended, waived or modified except by a writing signed by each Party. This letter agreement (a) will be governed by and construed in accordance with the laws of the State of New York, without regard to its conflict of laws principles, (b) may not be assigned by either Party without the prior written consent of the other Party, (c) may be executed in counterparts, each of which shall be deemed an original but both of which together shall constitute one find the same instrument, and (d) represents the entire agreement between the Parties hereto. Each Party represents that neither it nor any of its Subject Funds are in possession of any material not-public information regarding the Company, whether received from the Company or any third party, and that in no event shell a Party make available to the other Party any such information that it may in the future obtain unless expressly authorized by such other Party to do so.

          The Parties acknowledge that from time to time during the course of the arrangements set out in this letter, one or both of them may be in possession of information which may preclude (whether by virtue of law or regulation) the sale or purchase of Securities or the taking of other steps or behavior which would otherwise be required or permitted by this Letter. Each Party acknowledges that it will be responsible for assessing the nature of information in its possession in relation to legal and regulatory requirements. Neither Party shall be considered to be in breach of the provisions of the agreement set out in this letter if it fails to take a step which it would have been precluded by law or regulation from taking.

          Nothing in this letter agreement shall be construed as creating a joint venture, partnership or agency relationship or taxable entity between or among the Parties, nor shall either Party, except as expressly set forth herein, have the right, power or authority to create any obligations or duty, express or implied, on behalf of the other Party hereto, it being understood that the Parties are independent contractors vis-a-vis one another. Neither Party shall have any liability for the repayment or discharge of any debts and obligations of the other Party. For the avoidance of doubt, there are no profit-sharing or similar arrangements between the Parties with respect to this letter agreement or otherwise.


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Should the foregoing agree with your understanding, please so indicate in the space provided below, whereupon this letter agreement will become a binding agreement between us.

                                    Very truly yours,

                                    THE CHILDREN'S INVESTMENT FUND
                                    MANAGEMENT (UK) LLP

                                    By: /s/ Christopher Hohn
                                        ------------------------------------
                                        Name:  Christopher Hohn
                                        Title: Managing Partner

Agreed to and accepted as
of the date first written above:

3G CAPITAL PARTNERS LTD.

By:  /s/ ALEXANDRE BEHRING
    --------------------------
    Name:  Alexandre Behring
    Title: Managing Director


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                                   Schedule I

              Securities Held by 3G Capital Partners Subject Funds

NAME OF SUBJECT FUND                            NO. OF SECURITIES HELD
--------------------                            ----------------------
The Children's Investment Master Fund                 17,796,998
3G Fund L.P.                                          17,232,854